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                      List of Subsidiaries of Registrant
                      ----------------------------------


Name                                        Place of Incorporation
----                                        ----------------------

IATAG                                           Switzerland

IAT Deutschland GmbH
Interaktive Medien Systeme                       Germany


FSE Computer-Handel GmbH                         Germany
 & Co. KG